UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Lauder, Leonard A. (1)
   The Estee Lauder Companies Inc.
   767 Fifth Avenue
   New York, NY  10153
2. Issuer Name and Ticker or Trading Symbol
   The Estee Lauder Companies Inc.
   EL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   05/31/2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board of Directors
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Class A Common Stock       |05/01/|G   |V|445,000           |D  |           |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |05/25/|G   |V|3,475,555         |D  |           |5,901,897 (2)      |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |      |    | |                  |   |           |7,370,561          |I     |By EL 1994 Trust (2)       |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |      |    | |                  |   |           |2,670,854          |I     |By GRAT (2)                |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |05/25/|S   | |500,000           |D  |$42.5625   |6,279,302 (2)      |I     |By LAL Family Partners (2) |
                           |2000  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |      |    | |                  |   |           |15,384             |I     |By Lauder & Sons L.P. (2)  |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |05/25/|S   | |130,000           |D  |$42.5625   |390,000 (2)        |I     |By Spouse (2)              |
                           |2000  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. The Reporting Person, Leonard A. Lauder ("LAL"), Chairman of the Board of Directors and a ten percent owner of the issuer, is the designated filer on behalf
of:
(a)
Himself;
(b) Evelyn H. Lauder ("EHL") (who is the wife of LAL), an Executive Officer (Senior Corporate Vice President) of the issuer;
(c) LAL Family Partners L.P. ("LAL Family Partners"), a ten percent owner of the issuer (a limited partnership in which LAL has sole voting and investment power);
and
(d) LAL Family Corporation, ten percent owner of the issuer (sole corporate partner of the LAL Family Partners L.P.).
As reported on the first page of this Form
4:
(i) on May 1, 2000, LAL made a gift of 445,000 shares of Class A Common
Stock;
(ii) on May 25, 2000, LAL made a gift of 3,475,555 shares of Class A Common
Stock;
(iii) on May 25, 2000, LAL Family Partners sold 500,000 shares of Class A Common Stock; and
(iv) on May 25, 2000, EHL sold 130,000 shares of Class A Common Stock.
2. After these transactions, the amounts of Class A Common Stock beneficially owned by:
(a) LAL includes (LAL disclaims beneficial ownership of the shares in clauses
(ii),(iii),(iv) and (v) below to the extent he does not have a pecuniary interest in such securities and he disclaims beneficial ownership of the shares in clause (vi) owned by his spouse):
(i) 5,901,897 shares held
directly;
(ii) 7,370,561 shares held indirectly as a co-Trustee and beneficiary of The Estee Lauder 1994 Trust (does not include the ownership of 12,189,852 shares of Class B Common Stock, which are convertible into a like number of shares of Class A Common Stock);
(iii) 2,670,854 shares held indirectly as grantor of the GRAT (does not include the ownership of 3,829,216 shares of Class B Common Stock, which are convertible into a like number of shares of Class A Common
Stock);
(iv) 6,279,302 shares held indirectly as the sole individual general partner of LAL Family Partners and the majority stockholder of LAL Family
Corporation, which is the sole corporate partner of the LAL Family Partners (does not include the ownership of 42,705,540 shares of Class B
Common Stock, which are convertible into a like number of shares of Class A Common Stock);
(v) 15,384 shares held indirectly as a general partner of Lauder & Sons L.P. (LAL is also a trustee of The 1995 Estee Lauder LAL Trust, which is also a general partner of Lauder & Sons L.P.) (does not include the ownership of 3,846,154 shares of Class B Common Stock, which are convertible into a like number of shares of Class A Common Stock); and
(vi) 390,000 shares held indirectly which are held directly by his wife, EHL.
(b) EHL includes (EHL disclaims beneficial ownership of securities owned directly and indirectly by her spouse, LAL):
(i) 390,000 shares held directly;
(ii) 5,901,897 shares held directly by her spouse, LAL; and
(iii) 16,336,101 shares held indirectly by her spouse, LAL (see (a)(ii), (iii),
(iv) and (v) above regarding Class B shares).
(c) LAL Family Partners includes 6,279,302 shares held directly and no shares held indirectly (does not include the ownership of 42,705,540 shares of Class B Common Stock, which are convertible into a like number of shares of Class A Common Stock).
(d) LAL Family Corporation includes no shares held directly and 6,279,302 shares held indirectly by LAL Family Partners (does not include the indirect ownership of 42,705,540 shares of Class B Common Stock, which are convertible into a like number of shares of Class A Common Stock).
Joint Filer
Information
Name: Evelyn H.
Lauder
Address: The Estee Lauder Companies
Inc.
767 Fifth
Avenue
New York, NY
10153
Designated Filer: Leonard A.
Lauder
Issuer and Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
05/31/2000
Signature: /s/ Evelyn H.
Lauder
Name: LAL Family Partners
L.P.
Address: c/o: Leonard A. Lauder, Managing
Partner
The Estee Lauder Companies
Inc.
767 Fifth
Avenue
New York, NY
10153
Designated Filer: Leonard A.
Lauder
Issuer and Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
05/31/2000
Signature: /s/ Leonard A. Lauder, Managing
Partner
Name: LAL Family
Corporation
Address: c/o: Leonard A. Lauder,
President
The Estee Lauder Companies
Inc.
767 Fifth
Avenue
New York, NY
10153
Designated Filer: Leonard A.
Lauder
Issuer and Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
05/31/2000
Signature: /s/ Leonard A. Lauder,
President
SIGNATURE OF REPORTING PERSON
Leonard A. Lauder
DATE
06/02/2000